Middlesex Water Company RAISES DIVIDEND FOR

40th CONSECUTIVE YeaR

Annual Rate Goes to $0.75 Per Share

ISELIN, NJ, October 23, 2012 Middlesex Water Company (NASDAQ:MSEX), a provider of water, wastewater and related utility services primarily in New Jersey and Delaware, today announced that the Company’s Board of Directors has declared a quarterly cash dividend payable on December 3, 2012 for shareholders of record as of November 15, 2012. This year marks the company’s 100th consecutive year of paying cash dividends. The Board of Directors also approved an increase in the Company's quarterly cash dividend from $0.1850 to $0.1875 per share. The new dividend rate represents the 40th consecutive year that Middlesex Water has raised the dividend on its common stock. This increase raises the annual dividend to $0.75 from $0.74 per share of common stock.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies. For information regarding Middlesex Water Company including information about the Company’s Dividend Reinvestment and Common Stock Purchase Plan for new and existing investors, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com